WILLIAMS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of February 4, 1997, by and between Redneck Foods, Inc., a Delaware corporation ("Company") and J.P. Williams, an individual ("Consultant") with reference to the following: Simultaneously with the execution and delivery of this Agreement, (i) Company is entering into a Series A Convertible Preferred
Stock Purchase Agreement (the "Stock Purchase Agreement") with David Womick and Jeff Foxworthy providing for, among other things, the acquisition by Jeff Foxworthy of certain shares of Series A Convertible Preferred Stock (the "Preferred Stock") of Company upon the terms and subject to the conditions set forth therein.
Subject to and in compliance with the execution of the Stock Purchase Agreement, Company and Consultant desire to enter into this Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:
1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.
2. Engagement and Term. Consultant has agreed to be engaged by Company, and Company has agreed to engage Consultant for a term commencing as of the date Company completes its acquisition of the Investment Capital and continuing until at least the third anniversary of the opening of the first Restaurant, unless sooner terminated pursuant to Section 5 hereof (the "Consulting Term").
3. Duties. Consultant's primary duties and responsibilities hereunder shall be to provide Company with consulting advice and services with respect to the promotion and merchandising of the Restaurants and the Licensed Products. Consultant shall work out of his offices in Los Angeles, California and devote as much time as he deems necessary in good faith to fulfill his obligation hereunder, not to exceed ten (10) hours per month. If the obligations of Consultant hereunder require more than ten (10) hours per month, an appropriate, equitable and mutually acceptable adjustment will be made to the compensation payable to Consultant pursuant to Section 4(a). Consultant shall provide the services required hereunder subject to the control and direction of the Board of Directors of Company (the "Board of Directors") which may from time to time make reasonable changes in Consultant's duties. Consultant shall be free to pursue any other employment or ventures during the Consulting Term so long as such other employment or ventures do not unreasonably interfere with the provision of services by Consultant to Company hereunder.
4.  Compensation.
(a) Base Fee and Bonus. During the Consulting Term, Company hereby agrees to pay Consultant an annual consulting fee of Ten Thousand Dollars ($10,000) (the "Base Fee"). In addition to the Base Fee, Consultant may be entitled to a potential bonus (the "Bonus") the amount of which, if any, shall be determined by the Board of Directors in its sole and absolute discretion.
(b) Stock Option. In addition to the Base Fee and Bonus, Company hereby agrees to grant to Consultant options to acquire shares of equity stock of Company that shall constitute five percent (5%) of the overall equity of Company as of the date Company completes its acquisition of the Investment Capital. Consultant's interest in such options shall vest in equal monthly installments on the first day of each month over the three (3) year
Consulting Term. All options remaining unvested shall vest immediately upon a Change in Control of Company (as defined in the Stock Purchase Agreement) or upon a termination of this Agreement by Company without Cause (as defined in Section 6). If this Agreement terminates prior to the expiration of the Consulting Term for any other reason, any options remaining unvested as of the termination date shall expire and Consultant shall have no further interest therein. After vesting, the options may be exercised by Consultant in whole or in part at any time for a period of ten (10) years from the date they are granted. Options that are not exercised within such ten (10) year period shall expire. The option exercise price shall equal the fair market value of the shares of equity stock to be received upon exercise of the options as determined by the Board of Directors of Company pursuant to
Section 4.2 of the Stock Purchase Agreement.
(c) Expenses. In addition to all other compensation provided hereunder, Consultant shall be entitled to reimbursement for all pre-approved travel and other expenses necessary for the performance of his duties hereunder, all in accordance with Company's standard policies and procedures as they may exist from time to time. All claims for expenses shall be reasonable and documented in accordance with Company's standard policies and procedures with respect thereto.
(d) Payment. The payment of the Base Fee and Bonus and any expense reimbursements shall be according to Company's standard policies and procedures.

5.   Termination
(a) Termination With or Without Cause. Upon written notice to Consultant, Company shall be entitled to terminate the Consulting Term at any time with or without Cause. "Cause" with respect to Consultant shall mean (i) conviction of Consultant of any felony involving moral turpitude or otherwise affecting or relating to the business of Company (including, without limitation, his entering of any plea of nolo contendere in connection with any such felony proceeding); (ii) Consultant's grossly negligent, willful or intentional conduct resulting in material damage to Company or Company's business reputation or image; (iii) Consultant's material breach of any material provisions of this Agreement; (iv) Consultant's willful failure or gross neglect to abide by the good faith decisions of the Board of Directors; or (v) the good faith determination of the Board of Directors that Consultant is performing his duties in a manner which is not commensurate with reasonable standards for consultants in similar circumstances and with similar duties to those of Consultant hereunder ("Substandard Performance"); provided that Consultant may not be terminated for Substandard Performance unless and until (A) the Board of Directors has provided Consultant with notice of Substandard Performance, which notice specifies with particularity the areas of such Substandard Performance, (B) Consultant is given at least thirty (30) days (the "Cure Period") to improve his performance in the specified areas, and (C) the Board of Directors determines in good faith after the Cure Period that Consultant is still providing Substandard Performance in the specified areas.
(b) Death or Disability. This Agreement shall automatically terminate, without notice, upon the death or permanent disability of Consultant. For purposes of this Section 5(b), Consultant shall be deemed to be permanently disabled if he shall be unable, due to illness or injury, to perform his duties hereunder for eighty percent (80%) or more of the full regular business days during any two (2) consecutive month period. Consultant shall be deemed to be permanently disabled on the last day of such two (2) month period. Consultant shall not be entitled to the Base Fee or Bonus during any period of disability unless otherwise provided by Company's standard practices.
6. Relationship of Consultant and Company. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between Consultant and Company nor shall either party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other party. Consultant acknowledges and agrees that as an independent contractor, Consultant shall be solely responsible for payment of any and all taxes, worker's compensation, unemployment insurance and similar taxes or fees required to be paid in conjunction with any services rendered by Consultant or any of Consultant's consultants hereunder.
7.   Proprietary Rights and Confidential Information.
(a) Ownership of Inventions. Consultant agrees that any and all inventions or original works of authorship in whole or in part conceived or made by Consultant during the performance of Consultant's duties and responsibilities to Company hereunder which relate to Company's business or Company's actual or demonstrably anticipated research and development or which are made through the use of any of Company's confidential information, equipment, facilities, supplies, trade secrets or time, or which result from any work performed by Consultant for Company, shall belong exclusively to Company whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Consultant agrees that any such original works of authorship shall be deemed to be "works made for hire" and that Company shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code), provided that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law, Consultant hereby irrevocably assigns and transfers to Company all right, title and interest in and to such works of authorship, including but not limited to copyrights. Consultant agrees to execute any and all documents required to assign to Company all of the rights described in this Section and to cooperate with Company in securing for Company any available protection for any such inventions, ideas and original works of authorship, including without limitation patents and copyrights. To the extent that Section 2870 of the California Labor Code is deemed to apply to the relationship between Consultant and Company notwithstanding that Consultant is not an employee of Company, this agreement shall be construed in accordance with the provisions of Section 2870.
(b) Confidential Information. Consultant shall, if requested by Company, execute and comply with a standard confidentiality and non-disclosure agreement pursuant to which Consultant agrees to protect and keep in confidence all proprietary and confidential information of Company.
8.   Miscellaneous.
(a) Notices. All notices and other communications pursuant to this Agreement shall be made in accordance with the Stock Purchase Agreement. The address to be used for Company shall be as set forth in the Stock Purchase Agreement. The address to be used for Consultant shall be:

J.P. Williams
8380 Melrose Avenue
Suite 310
Los Angeles, California  90069

(b) Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of California applicable to the construction and enforcement of contracts wholly executed in California by residents of California and wholly performed in California.
(c) Captions. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(d) Severability. If any provision of this Agreement shall be unlawful, void, or for any reason, unenforceable, it shall be deemed stricken from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement. If any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, geographical coverage or substantive scope, such provision shall be deemed narrowed to the broadest term permitted by applicable law.
(e) Waiver. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.
(f) Entire Agreement. This Agreement represents the entire agreement and understanding between the parties hereto regarding the provision by
Consultant of consulting services to Company, and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning said employment.
(g)   Binding Agreement.  The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of such parties. Subject to Consultant's reasonable consent, Company may assign all or part of its rights hereunder to any subsidiary or parent company of Company, in which case the services of Consultant hereunder shall be rendered to such assignee. Notwithstanding the foregoing, Company may assign its rights hereunder to a wholly owned subsidiary without Consultant's consent.
(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(I) Amendments. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing and signed by both of the parties hereto.
(j)   Arbitration.  Any and all disputes arising hereunder shall be subject to resolution by arbitration as provided in the Arbitration Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the date first written above.
COMPANY:	               CONSULTANT:
REDNECK FOODS, INC.,
a Delaware corporation
                           J.P. WILLIAMS
By: _________________________
David Womick,
President